Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS 2016 RESULTS

CHATTANOOGA, Tenn. (March 6, 2017) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the year ended December 31, 2016. For 2016, the Company had net sales of $397,453,000, a 5.9% decrease versus fiscal 2015’s net sales of $422,483,000. Fiscal 2016 was a 53 week period while Fiscal 2015 had 52 weeks in the period. On a comparable 52 week basis, net sales for 2016 were down 7.2% as compared to 2015. For 2016 the Company had a loss from continuing operations of $5,207,000, or $0.33 per diluted share, as compared to the fiscal year of 2015 when the Company had a loss from continuing operations of $2,278,000, or $0.15 per diluted share. For the fourth quarter the loss from continuing operations was $0.17 per share for 2016 as compared to a loss of $0.03 per share for the same period in 2015.
Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “Our carpet sales for 2016 were down 6.0% from 2015, on a comparable 52 week basis, while the industry, we believe, was down in the low single digits. In the fourth quarter our total carpet sales were down 7.7% while the industry was flat. Sales of our residential products were down approximately 3% on a comparable 52 week basis in 2016 versus 2015 while the industry was down similarly. Our commercial product sales on a year over year basis were down over 11% while the industry was down slightly, also on a 52 week equivalent basis.
For the year, gross profit was 24.0% of net sales, a decline from 2015’s 25.1% gross profit percentage. The drop in sales year over year severely impacted our bottom line. Further, the decline in margins in both the first and fourth quarters were impacted by our reducing inventories by $17.9 million during 2016 as we under produced our sales volume, thus negatively affecting our cost absorption during these time periods. In order to service our customers, we had increased our inventory levels over the last few years as we were restructuring the plants; now, however, we are operating more efficiently and have not needed these levels of inventory to properly service our customers. Now that our inventories are back in line, we anticipate the first quarter to have production above sales. During the fourth quarter of 2016, we increased inventory reserves as we dropped older product lines and reduced the market price of our distressed goods resulting in significant negative inventory expenses during the quarter. Selling and administrative expenses for the year were 24.4% of net sales as compared to 23.8% for the prior year, despite having dropped the absolute levels of spending by $3.4 million from 2015 to 2016.
Our interest expense for the year was $5.4 million as compared to $4.9 million in 2015. The higher interest expense is largely due to higher rates as we had previously locked in future interest rate swaps from 2016 until 2021 to fix the interest rate on a portion of our floating rate debt under our asset backed revolver. We had an income tax benefit rate of 41% for the year. Our normal rate going forward, at reasonable levels of profitability, should be in the 35% range. For the year of 2016, our receivables dropped $7.2 million on the lower sales volume. Our inventories declined by $17.9 million as previously explained. Capital equipment acquisitions, including those funded by cash and financings, were $5.3 million for the year. Depreciation and amortization for the year was $13.5 million. We anticipate capital expenditures for 2017 of approximately $8 million and depreciation and amortization of approximately $13.3 million. Our debt declined by $17.7 million to $108.4 million at the end of the year.

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The Dixie Group Reports 2016 Results

March 6, 2017

Despite this difficult year from a profit perspective, we have made several significant changes to improve our results in the future. We completed our restructuring earlier in the year, setting the stage for a more productive manufacturing environment. This completes the separation of our east coast commercial and residential facilities. Our claims expense has declined significantly as our workforce training has taken effect, improving our quality. We refinanced our debt, pushing out the maturity until 2021. We have reduced our inventory to levels in line with our sales and reflecting the improvements in reduced waste and shorter throughput times. As the quarter ended, the industry announced a price increase based on many increases in cost of both labor and raw material. This price increase included both residential and commercial products.
We launched a series of new distinctive products in our residential market in 2016. In our Fabrica brand we introduced Alluvial with its elegant feeling of movement creating channels of flowing pattern elements. In Masland we are excited about “This and That”, a pattern which whispers a hint of texture with tonal variations that create contrast and visual depth. With the introduction of many beautiful new products and the disruption of the restructuring behind us, our residential brands should outperform the industry as we have over the last 5 years.
Our Atlas brand successfully launched our Bellissimo Collection, made with our multi-color Visionweave technology. Masland Contract has a success with Lava. With its larger scale pattern, Lava can create fluid form in contemporary contract design projects. Commercially last year we lagged the industry due to our lack of growth in modular carpet tile products. To remedy this situation, we moved our Avant offering into the Masland Contract brand to give these products greater exposure and introduced a number of new modular products at Masland and Atlas. We are beginning to see the results of this effort in our current business.
In the coming years, the housing market will be in the middle of two massive demographic waves, millennials and baby boomers, with both groups driving demand for at least the next decade. This trend should provide steady growth in the floorcovering market. We are particularly pleased with the growth in single family housing and the rate of existing home sales. We plan to capitalize on this opportunity while recognizing the dramatic change in the flooring marketplace as hard surface products have grown significantly faster than soft surface products over the last several years. Therefore, we are entering into the hard surface market through several initiatives in both our residential and commercial brands. We first introduced the Calibrè line of luxury vinyl tile products this past fall in our Masland Contract brand. Masland Contract has brought their own unique styling to the market as they do with their soft flooring categories. These products have been engineered to be high performance, available for quick delivery, with exceptional styling and a great value.
Residentially, our Dixie Home and Masland Residential brands are supplying Stainmaster PetProtect® luxury vinyl tile which includes a “Claw Scratch Shield” coating to help resist scratching from pets along with “Pet Traction Action” for pet paws. With its resistance to liquid absorption, the new LVT flooring effectively resists pet odors and stains. Dixie Home will be offering this superior residential product line with a limited lifetime warranty while Masland will be offering a commercial grade version of the PetProtect® line featuring a limited lifetime residential warranty and a 12 year limited commercial warranty, one of the heaviest wear layers available in the industry, keeping us a step ahead of the competition. As the primary supplier with the Stainmaster PetProtect® luxury vinyl tile product offering, we feel that our residential business is carving out a high end niche that meets the needs of the more discerning customer. Finally, we are planning to launch a high end engineered wood line through our Fabrica brand that will offer more sophisticated looks and sizes to the design channels we currently serve.
From a sales and marketing perspective we have promoted David Hobbs to lead our Masland commercial business and Don Dolan to executive vice president of sales. David, with a history of supplying modular carpet tile to the specified design market, brings leadership skills from a career servicing that market. Don, with a long history at Masland Contract, emphasizes our traditional strength in selling beautiful and sophisticated product to delight the design community. Paul Comiskey, head of our residential business, has announced plans to retire in early 2018. To replace Paul and carry on the excellent team he has built, we have hired T.M. Nuckols, formerly of Invista. T.M. brings a long history of supporting differentiated branded product in the floorcovering market.

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The Dixie Group Reports 2016 Results

March 6, 2017

We have anticipated modest sales growth for the industry in 2017 as we have put together our plans for the year. Our floorcovering sales and orders for the first 9 weeks of the quarter are both up approximately 8%. Our total sales are up just under 6% over the same period in 2016, the difference as compared to our overall sales is due to our processing sales being down significantly as we have diverted our yarn production from external sales to internal consumption. We continue to be focused on cutting costs through select investments, such as the ongoing project to bring our beck dying in Georgia back in house in our existing Colormaster facility. This and other projects are designed to improve our cost structure while we pursue market opportunities in this slower growth environment. We look forward to 2017 with a continued emphasis on improving our results and providing beautiful flooring products to our customers”, Frierson concluded.
A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on March 6, 2017. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (877) 355-1003 and entering 74667185 at least 10 minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (855) 859-2056 and entering 74667185 when prompted for the access code.
The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract, Masland Hospitality and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports 2016 Results

March 6, 2017

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
NET SALES	$102,606	$107,763	$397,453	$422,483
Cost of sales	80,760	81,443	302,028	316,253
GROSS PROFIT	21,846	26,320	95,425	106,230
Selling and administrative expenses	25,223	24,207	96,983	100,422
Other operating (income) expense, net	(124)	188	401	872
Facility consolidation expenses, net	(359)	682	1,456	2,946
OPERATING INCOME (LOSS)	(2,894)	1,243	(3,415)	1,990
Interest expense	1,423	1,332	5,392	4,935
Other expense, net	7	2	22	47
Loss from continuing operations before taxes	(4,324)	(91)	(8,829)	(2,992)
Income tax provision (benefit)	(1,686)	407	(3,622)	(714)
Loss from continuing operations	(2,638)	(498)	(5,207)	(2,278)
Loss from discontinued operations, net of tax	(79)	(30)	(131)	(148)
Income (loss) on disposal of discontinued operations, net of tax	(5)	—	60	—
NET LOSS	$(2,722)	$(528)	$(5,278)	$(2,426)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.17)	$(0.03)	$(0.33)	$(0.15)
Discontinued operations	(0.01)	(0.00)	(0.01)	(0.01)
Disposal of discontinued operations	(0.00)	—	0.00	—
Net loss	$(0.18)	$(0.03)	$(0.34)	$(0.16)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.17)	$(0.03)	$(0.33)	$(0.15)
Discontinued operations	(0.01)	(0.00)	(0.01)	(0.01)
Disposal of discontinued operations	(0.00)	—	0.00	—
Net loss	$(0.18)	$(0.03)	$(0.34)	$(0.16)

Weighted-average shares outstanding:
Basic	15,659	15,590	15,638	15,536
Diluted	15,659	15,590	15,638	15,536

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The Dixie Group Reports 2016 Results

March 6, 2017

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 31, 2016	December 26, 2015
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$140	$281
Receivables, net	43,605	50,806
Inventories, net	97,237	115,146
Other	4,376	3,362
Total Current Assets	145,358	169,595

Property, Plant and Equipment, Net	92,807	101,146
Goodwill and Other Intangibles	6,156	6,461
Other Assets	24,666	21,016
TOTAL ASSETS	$268,987	$298,218

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$53,509	$60,821
Current portion of long-term debt	10,122	10,142
Total Current Liabilities	63,631	70,963

Long-Term Debt	98,256	115,907
Other Liabilities	19,978	20,544
Stockholders' Equity	87,122	90,804
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$268,987	$298,218

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The Dixie Group Reports 2016 Results

March 6, 2017

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Twelve Months Ended
Net Sales As Adjusted	December 31, 2016	Week 53	Net Sales as Adjusted December 31, 2016	December 26, 2015	Increase (Decrease)	Net Sales as Adjusted % Change
Net Sales As Adjusted (Note 1)	$397,453	$(5,380)	$392,073	$422,483	$(30,410)	(7.2)%

The Company defines Net Sales as Adjusted as net sales less the last week of sales in a 53 week fiscal year. (Note 1)

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

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